NEWS RELEASE
FOR IMMEDIATE RELEASE

PICO HOLDINGS, INC. ANNOUNCES FOURTH QUARTER AND
FULL YEAR 2010 RESULTS

(LA JOLLA, CALIFORNIA)—March 1, 2011—PICO Holdings, Inc. (NASDAQ: PICO) reported shareholders’ equity of $568.1 million ($25.03 per share) at December 31, 2010, compared to $573.9 million ($25.28 per share) at September 30, 2010, and $582.6 million ($25.79 per share) at December 31, 2009.  Reported book value per share attributable to PICO shareholders decreased by $0.25, or 1%, during the fourth quarter of 2010, and decreased by $0.76, or 3%, over the 2010 financial year.

PICO’s President and Chief Executive Officer, John Hart, commented:

“Subsequent to the year end, our 37% owned company, spigit, Inc., raised an additional $10 million from an existing shareholder, a leading private equity firm, which now values spigit at $85 million. After this transaction we now own approximately 31% of spigit. Spigit has become the world’s largest provider of innovation management software and services. Utilizing social media, spigit’s products and services are transforming how large organizations communicate and innovate.  For more information visit spigit.com.

“In December 2010, we closed on an agreement to invest $60 million for an 88% ownership interest in a new operation, PICO Northstar Hallock, LLC, doing business as Northstar Agri Industries, which will construct and operate a canola seed processing plant with an integrated food grade oil refinery near Hallock, Minnesota.

“The total remaining cost of the facility and its initial working capital requirements are estimated at $158 million. Northstar has obtained a $100 million non-recourse, senior secured construction loan commitment from ING Capital LLC, which we expect to close on in the spring of 2011.

“Construction of the plant began in January 2011.  It is anticipated that construction will be complete, and that the plant will commence production of canola oil and canola meal, in the fourth quarter of 2012.  The plant is permitted to process up to 1,000 tons of canola seed per day initially.  Pending the completion of additional environmental permitting, it is estimated that the capacity can be increased to 1,500 tons per day at an additional cost of $10.5 million.

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PICO HOLDINGS, INC.

875 PROSPECT STREET, SUITE 301 LA JOLLA CALIFORNIA 92037

T: 858.456.6022 F: 858.456.6480

WWW.PICOHOLDINGS.COM

PICO Holdings, Inc.
2010 Results

“The plant is strategically located in northern Minnesota, 25 miles south of the Canadian border and approximately 150 miles north of Fargo, North Dakota.  There are approximately one million acres currently planted to canola within a 100 mile radius of the plant in the U.S. and Canada.  We believe that the plant’s location in the southeastern portion of the North American canola growing region is a comparative advantage, and will result in cost efficiencies.  The plant will also be in close proximity to Midwest markets for refined canola oil and for canola meal, which is used in dairy and poultry farming, and has excellent access to both rail and road  transportation infrastructure.

“Northstar has executed agreements with Land O’Lakes Purina Feed, LLC, which commit Land O’Lakes to guarantee the sale of 100% of the plant’s canola oil and canola meal output for a period of 5 years at market-based prices.

“At full capacity utilization, using historical average prices over the last four years for canola seed, oil and meal, EBITDA (i.e., earnings before depreciation and amortization, interest and taxes) is projected to grow from $35 million in the first full year of operations to over $58 million by the fourth year of operations.

“Union Community Partners, LLC invested an additional $39 million to develop its residential lot inventory, and to acquire additional lots.  As of December 31, 2010, UCP owns or controls a total of 490 finished lots and 4,711 potential lots in various stages of entitlement, for an investment of more than $108 million.  Inventory and affordability statistics for our markets continue to be favorable, and the traffic of potential buyers appears to be increasing.  UCP will continue to develop its lot inventory during 2011 and sales activity should result in significant positive cash flow by 2012 as monetization events accelerate.

“In January, 2010, Vidler acquired for $15.8 million approximately 126,000 acre–feet of stored water in the Roosevelt Water Conservation District, which is part of the Phoenix, Arizona Active Management Area. This water could have a variety of uses for commercial developments within the Phoenix metropolitan area. During 2010, Vidler acquired more stored water and as of December 31, 2010, Vidler has approximately 395,500 acre–feet of net recharge credits stored in Arizona.

“In 2009, the Nevada State Engineer granted Lincoln/Vidler 396 acre-feet of additional permitted water rights, instead of the applied for 7,240 acre-feet of water rights in the Tule Desert Groundwater Basin.  As of December 31, 2008, our carrying value for the applications for the additional 7,240 acre-feet was $16.4 million.  The carrying value of the 396 acre–feet we had been awarded was written down and we recorded a loss on impairment of approximately $12.4 million, before any related tax effects, in 2009.  On May 27, 2009, Lincoln/Vidler filed an appeal of the 2009 Ruling in Nevada District Court, as well as in U.S. federal court.  On April 15, 2010, Lincoln/Vidler and the Nevada State Engineer announced that they had concluded a Settlement Agreement with respect to the entire litigation between the parties.  The Settlement Agreement resulted in the granting to Lincoln/Vidler of the original Lincoln/Vidler Application of 7,240 acre-feet of water rights.  However, under GAAP, the $12.4 million loss cannot be reversed and the carrying value remains at $4.1 million.

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PICO Holdings, Inc.
2010 Results

“Under GAAP water rights, unlike real estate or mineral rights, are considered to be intangible assets.  As such, we are required to annually compare our carrying values to an estimate of the fair value of our water rights based on discounted cash flow models.  With the dramatic slow-down in housing starts which could delay sales of some of our water assets, we adjusted the forecast timing and volume of water sales in the discounted cash flow valuation models for those assets accordingly.  The revisions to one of the discounted cash flow models resulted in a $10.3 million pre - tax impairment charge to reduce the carrying value of one of our water resource assets, in a location which has been particularly hard hit, the Dayton corridor of Lyon County, Nevada, to its estimated fair value.

“These water rights are the only practical source of water for any further development in Lyon County.  Lyon County, prior to the economic slowdown was the second fastest growing county by population in the U.S.  On February 23, 2011, we entered into a lease agreement with a mining company with a minimum quantity of 25 acre-feet potentially increasing up to 350 acre-feet for an annual lease rate of approximately $2,500 per acre-foot.  This compares to our new carrying value of around $8,500 per acre-foot.

“Our insurance company investment portfolios increased by more than 10% in 2010 and we also recorded over $15 million of net realized gains in these portfolios as we took advantage of the recovery in global stock markets to increase our overall liquidity.”

NET BOOK VALUE
The following table is provided as a supplement to the financial statements contained in PICO’s 10-K, to illustrate the relative size of the Company’s assets and activities (in millions):

Segment	Net Book Value		Percentage

Water Resource and Water Storage Operations	$235		41%
Real Estate Operations	112		20%
Agribusiness	60		11%
Insurance Operations in “Run Off”	72		13%
Corporate	89	1	15%
Shareholders’ Equity	$568		100%

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PICO Holdings, Inc.
2010 Results

FULL YEAR SEGMENT RESULTS OF OPERATIONS
PICO reported a net loss of $11.2 million ($0.49 per share) for the 2010 financial year, compared to a net loss of $18 million ($0.86 per share) for 2009.

Our full year segment results of operations are (in thousands):

	2010	2009

Loss Before Taxes & Non-Controlling Interest By Operating Segment:
Water Resource and Water Storage Operations	$(18,240)	$(16,850)
Real Estate Operations	(3,341)	(1,156)
Insurance Operations in “Run Off”	14,863	(1,742)
Corporate	(13,120)	(20,994)
Loss Before Taxes & Non-Controlling Interest	$(19,838)	$(40,742)
Equity in loss of unconsolidated affiliates	(3,716)	(277)
Income tax benefit	9,482	19,260
Non-controlling interest	2,900	3,724
Net Loss	$(11,172)	$(18,035)

FOURTH QUARTER SEGMENT RESULTS OF OPERATIONS
For the fourth quarter of 2010, PICO reported a net loss of $3.3 million ($0.15 per share), compared to net income of $4.7 million ($0.21 per share) in the fourth quarter of 2009.

Our fourth quarter segment results of operations are (in thousands):
	2010	2009
Income (Loss) Before Taxes & Non-Controlling Interest By Operating Segment:
Water Resource and Water Storage Operations	$(11,618)	$(1,923)
Real Estate Operations	(879)	1,627
Insurance Operations in “Run Off”	6,811	4,051
Corporate	(1,623)	58
Income (Loss) Before Taxes & Non-Controlling Interest	$(7,309)	$3,813
Equity in loss of unconsolidated affiliates	(1,303)	(277)
Income tax benefit	4,726	370
Non-controlling interest	594	747
Net Income (Loss)	$(3,292)	$4,653

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PICO Holdings, Inc.
2010 Results

PICO is a diversified holding company.  We seek to acquire, build, and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business’s fair value, as well as create additional value.

Our objective is to maximize long-term shareholder value.  We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings.

Currently our two major businesses are Vidler Water Company, a water resource development business, and Union Community Partners, a developer of residential lots in selected California markets.  Vidler is a significant private sector owner of water resources and water storage operations in Nevada, Arizona, Idaho, Colorado, and New Mexico.  As of December 31, 2010, UCP owns or controls approximately 490 finished lots and 4,711 potential lots in various stages of entitlement, principally in the Central Coast, Central Valley and Bay Area of California.  Our Real Estate Operations also include Nevada Land & Resource Company, which is one of the largest private landowners in the state of Nevada.  Nevada Land owns approximately 440,000 acres of former railroad land in northern Nevada, and certain water, mineral and geothermal rights related to the property.

In December 2010, we closed on a transaction to provide $60 million of equity finance to a new operation, PICO Northstar Hallock, LLC (doing business as Northstar Agri Industries), which will construct and operate a canola seed processing plant near Hallock, Minnesota.  It is anticipated that construction will be complete, and that the plant will commence production of canola oil and canola meal, in the fourth quarter of 2012.

OTHER INFORMATION
At December 31, 2010, PICO Holdings, Inc. had a market capitalization of $721.9 million, and 22,699,858 shares outstanding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements in this press release which are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties.  Our actual results could differ materially because of factors such as: the significant and/or sustained downturn in the homebuilding industry; the softness in the real estate market, and some sectors of the equity and fixed-income markets; our water rights and the prices of water; physical, governmental and legal restrictions on water and water rights; the ability to fully syndicate the senior secured construction loan commitment for  the canola project; the ability of the canola project to obtain the required environmental permitting to increase the plant's processing capacity; a softening in demand for canola oil; the ability of the canola project to generate the expected return on investment based on the sale of its products at the rates and prices which are currently anticipated; federal and state regulation on insurers and the environment; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in foreign companies and changes to the regulations governing such foreign  companies; volatile

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PICO Holdings, Inc.
2010 Results

fluctuations in insurance reserves; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; unfavorable results of legal proceedings; and the impact of international affairs.  For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.  We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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CONTACT:                                Max Webb                                           Chief Financial Officer                                                      (858) 456-6022 ext. 216